Commerce
                                                                   Bancorp, Inc.
                                                                  [LOGO OMITTED]




                                    CONTACTS
                                    --------


   Vernon W. Hill, II                                    C. Edward Jordan, Jr.
Chairman and President                                  Executive Vice President

                                 (856) 751-9000




                 COMMERCE BANCORP EARNINGS PER SHARE UP 33 % --
                            DEPOSITS UP $1.5 BILLION
                            ------------------------

April 10,  2003 -- Cherry  Hill,  New Jersey --  Commerce  Bancorp,  Inc.  (NYSE
Symbol: CBH) reported record earnings and increased deposits, assets and loans for the first quarter of 2003, it was announced today by Vernon W. Hill, II, Chairman of the multi-bank holding company.

     Chairman Hill indicated "America's Most Convenient Bank" continues to produce record results, fueled by a deposit increase of 43% and earnings per share growth of 33%."


                       FIRST QUARTER FINANCIAL HIGHLIGHTS
                       ----------------------------------
                                 March 31, 2003


                                                                                                   %
                                                                                            Increase
                                                                                            --------
                Total Assets:                                     $ 17.8 Billion                43 %
                Total Deposits:                                   $ 16.2 Billion                43 %
                Total (Net) Loans:                                $  5.9 Billion                22 %

                Total Revenues:                                   $ 243.4 Million               35 %
                Net Income:                                       $  42.9 Million               35 %
                Net Income Per Share:                             $ .60                         33 %






                                                Three Months Ended
                                                   March 31, 2003
                                --------------------------------------------------------------
                                          2003            2002                % Change
                                --------------------------------------------------------------
                                          (dollars in thousands, except per share data)
Total Revenues:                            $243,395       $179,969              35%
Total Expenses:                             172,121        125,921              37

Net Income:                                  42,890         31,750              35

Net Income Per Share:                          $.60           $.45              33%


                                                   Balance Sheet
                                                   -------------
                                                                                             Linked Quarter
                                                                                             --------------
                            3/31/03        3/31/02     % Change          12/31/02       $ Increase       % Increase
                           ---------------------------------------------------------------------------------------------
                                                                (dollars in millions)

Total Assets:                  $17,798          $12,485         43%          $16,404          $1,394           8%
Total Loans (Net):               5,899            4,830         22             5,732             167           3
Core Deposits:                  15,296           10,395         47            13,834           1,462          11
Total Deposits:                 16,232           11,321         43            14,549           1,683          12


Chairman's Statement
--------------------

     Vernon W. Hill, II, Chairman, commenting on the Company's financial results said, " the unique Commerce business model continues to produce strong top-line revenue growth driven by strong deposit growth volume which significantly increases our net interest income, despite the difficult low-rate operating environment." Some of our financial highlights were:


o    Net income increased 35% for the first quarter of 2003.

o    Earnings per share rose 33% for the first quarter.

o    Total revenues grew 35% for the quarter.

o Core deposits grew 47% for the prior 12 months including $1.5 billion in growth during the first quarter.

o    Comparable store deposits grew 29%.

o The Company opened 2 new offices in the first quarter of 2003 and has 25 new offices under construction for openings in the second and third quarter.

o On-line banking and branch banking continued to reinforce each other as our on-line penetration rate increased to 36%.

o Shareholder returns, foremost in our objectives, continue to be favorable. A comparison of our one, five and ten year shareholder returns to the S & P Index follows:


                                                  Commerce           S & P Index
                                                  --------           -----------

                          1 year                      -10.26%           -24.64%
                          5 years                      16.85             -3.76
                         10 years                      28.54              9.54


Future Guidance
---------------

     Due to our continued strong operating performance, we reiterate our growth targets:

                                                                                Last 5-Year          Actual %
                                                       Growth Targets           Growth %        First Quarter 2003
                                                       --------------           --------        ------------------

                  Total Deposits:                              25%                 32%                   43%
                  Comp Store Deposits:                         18                  20                    29
                  Total Revenue:                               25                  30                    35

                  Net Income:                                  25                  31                    35
                  Earnings Per Share:                          20                  31                    33

         Additionally, the Company plans to open approximately 46 branch offices in 2003, in the following areas:

                                    Metropolitan New York                  33
                                    Metropolitan Philadelphia              13


Total Deposits

     The Company's dramatic deposit growth continues with total deposits at March 31, 2003 of $16.2 billion, a $4.9 billion increase or 43% over total deposits of $11.3 billion a year ago, including $1.7 billion of growth in the first quarter.

                                            3/31/03          3/31/02       $ Increase          % Increase
                                            -------          -------       ----------          ----------
                                                            (dollars in millions)

                  Core Deposits                $15,296          $10,395         $4,901             47%
                  Total Deposits                16,232           11,321          4,911             43%





     Core deposit growth by type of account is as follows:

                                               Balance            Balance         Cost of          Annual
                                               3/31/03            3/31/02          Funds         Growth %
                                               -------            -------          -----         --------
                                                                     (dollars in millions)
         Non-interest Bearing Demand             $3,627             $2,539            .00%              43%
         Interest Bearing Demand                  6,098              3,880            .86               57
         Savings                                  3,331              2,202            .85               51
         Time                                     2,240              1,774           2.59               26

              Total Core Deposits:              $15,296            $10,395            .93%              47%




     Core deposit growth by type of customer is as follows:
                                                                                          Annual           Comp Store
                      3/31/03            % Total          3/31/02          % Total        Growth %          Growth %
                      -------            -------          -------          -------        --------          --------
                                                        (dollars in millions)
Consumer                  $7,894               52%          $5,638               54%               40%             23%
Commercial                 5,291               34            3,495               34                51              32
Government                 2,111               14            1,262               12                67              38
                           -----             -----           -----              -----             -----            -----
     Total               $15,296              100%             100%             100%               47%             29%

     The Company's total deposit costs including non-interest-bearing demand deposits were .96% and the total cost of funds was 1.06% for the first quarter of 2003. Core deposit costs were .93% for the first quarter of 2003.


The deposit growth by markets served is as follows:

                                                        Deposit Growth by Market
                                                        ------------------------

                             # of                                      $            %         Comp        Annualized
                           Offices      3/31/03      3/31/02      Increase      Increase      Store     Growth/Branch
                           -------      -------      -------      --------      --------      -----     -------------
                                                        (dollars in millions)
Metro Philadelphia            124          $9,520       $7,099        $2,421           34%        29%             $21
Northern New Jersey            84           5,548        4,030         1,518           38         28               21
Manhattan                      11             760          192           568          295        n/a               95
Long Island                     7             404          n/a           404          n/a        n/a              108
                             -----           -----       -----          -----        -----     -----             -----
     Total                    226         $16,232      $11,321        $4,911           43%        29%             $27


Net Income and Earnings Per Share

     Net income totaled $42.9 million for the first quarter of 2003, up $11.1 million or 35% over net income of $31.8 million for the first quarter of 2002.

     On a diluted per share basis, net income for the first quarter was $.60 compared to $.45 for the first quarter of 2002, a 33% increase.

                                                Three Months Ended
                                                ------------------
                                            3/31/03         3/31/02        % Increase
                                            -------         -------        ----------
                                        (dollars in thousands, except per share data)

           Net Income                        $42,890        $31,750                 35%
           Earnings Per Share                  $.60           $.45                  33%

     The 35% growth in net income for the first quarter of 2003 was driven by increased net interest income of 35% and increased fee income of 36%. On a year-to-year basis, total revenues grew 35% compared to a 37% increase in expenses.

     If the Company had chosen to expense stock options beginning with grants issued in 2003, the impact on earnings per share for the first quarter of 2003 would have been $.02 per share.


Total Revenues
                                                Three Months Ended
                                                ------------------
                                          3/31/03           3/31/02          % Increase
                                          -------           -------          ----------
                                      (dollars in thousands, except per share data)

           Total Revenues                   $243,395           $179,969             35%
           Revenue Per Share                  $13.56             $10.28             32%

Net Interest Income and Net Interest Margin
-------------------------------------------

     Net interest income for the first quarter totaled $167.3 million, a 5% increase from the prior quarter and a 35% increase over the $124.1 million recorded a year ago. The increase in net interest income was due to the volume increases in interest earning assets resulting from the Company's strong, low-cost core deposit growth.

     The net interest margin for the first quarter of 2003 was 4.59% up four basis points from the 4.55% margin for the fourth quarter of 2002. The increase in the margin was attributed primarily to a reduction in the cost of funds which more than offset the decline in the yield on interest-earning assets.

     The Company's continued ability to grow deposits, resulting in significant earning asset growth, permitted the Company to record $171.1 million in net interest income on a tax equivalent basis in the first quarter of 2003, an increase of $43.7 million or 34% over the first quarter of 2002. As shown below, the increase in net interest income was due to volume increases in the Company's earning assets.




                                                              Net Interest Income
                                            ------------------------------------------------------
              Quarter Ended                 Volume            Rate           Total            %
                 March 31                   Increase        Change         Increase       Increase
                 --------                   --------        ------         ---------      --------
                                                               (dollars in millions)

              2003 vs. 2002                    $49,552        ($5,857)        $43,695          34%


Non-Interest Income

     Non-interest income for the first quarter of 2003 increased to $76.1 million from $55.9 million a year ago, a 36% increase. On a linked quarter basis, non-interest income increased 8%.


     The growth in non-interest income for the first quarter and 2003 was reflected in increased deposit charges and service fees and other operating income which are more fully depicted below:


                                                                Three Months Ended
                                                -----------------------------------------------
                                                   3/31/03         3/31/02      % Increase
                                                   -------         -------      ----------
                                                           (Dollars in thousands)
      -----------------------------------------------------------------------------------------
         Deposit Charges & Service Fees            $34,842         $28,963            20%
         Other Operating Income:
           Insurance                                16,055          13,388            20
           Capital Markets                          10,003           6,446            55
           Loan Brokerage Fees                       7,923           4,025            97
           Other                                     7,379           3,068           136
      -----------------------------------------------------------------------------------------
              Total Other                           41,360          26,927            53%
         Net Investment Securities Losses             (136)              0            --
      -----------------------------------------------------------------------------------------
         Total Non-Interest Income                 $76,066         $55,890            36%

Commerce National Insurance Services
------------------------------------

     Total revenues for the Company's insurance division were $16.1 million for the first quarter of 2003 compared to $13.4 million for the first quarter of 2002, a 20% increase.

Commerce Capital Markets
------------------------

     Total revenues for the Company's capital markets division were $10.0 million for the first quarter of 2003 compared to $6.4 million for the first quarter of 2002, a 55% increase.

     During the first quarter of 2003, the Company discontinued its equity research and institutional sales division. A small investment banking staff remains to support middle market lending. In conjunction therewith, the Company absorbed, in the normal course of business, expense of approximately $1.0 million in severance payments to affected employees.

     A breakdown of total revenues by division is as follows:

                                                        Three Months Ended
                                                        ------------------
                                                    3/31/03             3/31/02
                                                    -------             -------
                Trading & Sales                      $3,960              $3,068
                Public Finance                        3,576               1,700
                Retail & Asset Management             2,467               1,678
                                                --------------------------------
                                                    $10,003              $6,446



Non- Interest Expenses

     Non-interest expenses for the first quarter of 2003 were $172.1 million, up 37% from $125.9 million a year ago.

     The increase in non-interest expenses for the first quarter of 2003 was widespread throughout all non-interest expense categories and were consistent with the same reporting periods a year ago. They reflect the Company's rapid growth during the respective periods and also reflect substantial infrastructure investments made by the Company to support future growth.



Linked Quarter Comparison

     A comparison of financial results for the quarter ended March 31, 2003 to the previous quarter ended December 31, 2002 is as follows: (dollars in thousands, except per share data)

                                                       Three Months Ended
                                                       ------------------                                 Linked Quarter
                                                    3/31/03             12/31/02        $ Increase           % Increase
                                                    -------             --------        ----------           ----------

Total Assets                                        $17,798,123         $16,403,981        $1,394,142               8
Total Loans (Net)                                     5,898,696           5,731,856           166,840               3
Core Deposits                                        15,296,123          13,834,293         1,461,830              11
Total Deposits                                       16,231,901          14,548,841         1,683,060              12

Total Revenues                                          243,395             229,711            13,684               6
     Net Interest Income                                167,329             159,496             7,833               5
     Non-Interest Income                                 76,066              70,215             5,851               8
Non-Interest Expense                                    172,121             160,879            11,242               7
Net Income                                               42,890              40,574             2,316               6
Net Income Per Share                                       $.60                $.57              $.03               5


Lending
-------

     Loans increased 22% to $5.9 billion, and the growth was widespread throughout all loan categories.

     The Company's primary strength is in building customer relationships and growing market share in deposits, loans, and related services. Consumer and small business loan growth is directly related to the Company's significant increase in branch locations, market expansion and added lending personnel.

     Detailed in the chart below is a recap of commercial and commercial real estate loan growth for the past year by loan size: (dollars in millions, except # of loans and average loan size)

                                     Commercial Loan and Commercial Real Estate Growth
                                     -------------------------------------------------

                                                     Average
          Size                  # of Loans          Loan Size        3/31/03      3/31/02        % Increase
          ----                  ----------          ---------        -------      -------        ----------

         < $5 Million                 15,161          $220,000         $3,335       $2,682             24%
         > $5 Million                     76         8,447,000            642          538             19
                                     -------         ----------       --------     --------           -----
                  Total:              15,237          $261,000         $3,977       $3,220             24%


     Geographically, loan growth has occurred in the following markets:


                                                              Portfolio Geographical Growth
                                                              -----------------------------

                                            3/31/03           3/31/02           Growth Rate      % of Total Growth
                                            -------           -------           -----------      -----------------
                                                                     (dollars in millions)
         Metro Philadelphia                    $4,067             $3,370               21%                    64%
         Northern New Jersey                    1,758              1,499               17                     24
         New York/Long Island                     168                 33              n/a                     12
                                               -------            --------                                 -------
                  Total:                       $5,993             $4,902                                     100%


     The Company continues to serve Main Street America and has avoided the pitfalls experienced by participation in Shared National Credit lending, loans to the telecommunications, airlines, and energy sectors, sub-prime loans and foreign lending.

                                                                Loan Composition
                                                                ----------------

                                   3/31/03       % of Total       3/31/02       % of Total     $ Increase     % Increase
                                   -------       ----------       -------       ----------     ----------     ----------
                                                             (dollars in thousands)

Commercial                            $1,621         27%             $1,189        24%                $432         36%
Consumer                               2,017         34               1,682         34                 335         20
Commercial Real Estate                 1,022         17                 913         19                 109         12
Owner-Occupied                         1,333         22               1,118         23                 215         19
                                   ----------      -----           ---------      -----
     Gross Loans                      $5,993        100%             $4,902        100%
     Less: Reserves               (       94)                           (72)
     Net Loans                        $5,899                         $4,830                                        22%
                                   ----------                      ---------

Asset Quality
-------------

     Asset quality remains extremely sound due to the Company's conservative underwriting standards, strong customer relationships and aggressive collection efforts.

     The Company's asset quality results are highlighted below:
                                                                          Quarter Ended
                                                                          -------------
                                                              3/31/03           12/31/02         3/31/02
                                                              -------           --------         -------

         Non-Performing Assets/Assets                            .13%                .11%          .16%
         Net Loan Charge-Offs                                    .19%                .19%          .14%
         Loan Loss Reserve/ Gross Loans                         1.58%               1.56%         1.47%
         Non-Performing Loan Coverage                            499%                640%          428%
         Non-Performing Assets/Capital                             2%                  2%            3%
              and Reserves


     During the first quarter, the Company increased its reserve for loan losses as a percentage of loans to 1.58% from 1.56% on a linked quarter basis and from 1.47% a year ago.

     Non-performing assets and loans past due 90 days at March 31, 2003 totaled $22.9 million or .13% of total assets, versus $20.0 million, or .16% of total assets a year ago. Non-performing assets and loans past due 90 days or more represented 2% of stockholders' equity and the reserve for loan losses at March 31, 2003.


Investments
-----------

     Total investments increased to $10.0 billion from $6.4 billion a year ago.

     The portfolio is comprised primarily of high quality U.S. Government agency and mortgage-backed obligations with a current duration of 2.7 years and an average life of 3.3 years. This compares to a duration of 4.3 years and an average life of 5.8 years at March 31, 2002.

     Detailed below is information regarding the composition and characteristics of the Company's investment portfolio, excluding trading securities, as of March 31, 2003.

                                                                                Average
Product Description                                  Amount       Duration         Life       Yield
-------------------                                  ------       --------         ----       -----
                                                   (in millions)         (in years)

Federal Agencies Pass Through                            $3,568        3.3          4.3        5.58%
   Certificates     (AAA Rated)

Collateralized Mortgage                                   5,592        2.2          2.6        5.04
   Obligations      (AAA Rated)

Obligations of State and                                    216        4.6          4.6        5.25
   Political Subdivision

Other                                                       404        3.0          3.5        4.86

                                                         $9,780        2.7          3.3        5.23%

     The appreciation in the available for sale and held to maturity portfolios totaled $177 million at March 31, 2003.

Capital Resources

     Stockholders' equity at March 31, 2003 increased to $953.6 million, a $303.3 million increase, or 47% over stockholders' equity of $650.3 million at March 31, 2002. Return on average stockholders' equity (ROE) for the first quarter of 2003 was 17.94% compared to 19.00 % for the first quarter of 2002.

     The Company's capital ratios at March 31, 2003 were as follows:

                                                        Regulatory Guidelines
                                       Commerce             "Well Capitalized"
                                       --------             ------------------

             Leverage Ratio                6.28%                  5.00%
             Tier I                       11.39                   6.00%
             Total Capital                12.41                  10.00%



Retail Activities
-----------------

     "America's Most Convenient Bank" continued its unique retail focus by offering the best in community branch banking and on-line banking. The Company's continued deposit growth consists of growth in "same-store" (existing branch) sales and increased deposits from newly opened branches.

     o    "Same Store Sales"


          "Same-store core deposit growth" at March 31, 2003 was 29% compared to the same period a year ago. Same store core deposit increases for the previous four quarters were 29%, 31%, 30% and 28%, respectively.

     o    New Branch Offices

          During the first quarter of 2003, the Company opened 2 new branch offices, increasing the total offices opened to 226. During the last three years, the Company has opened 106 of 226 branches.

          Branches opened during the first quarter were as follows:


                  Metropolitan New York
                  ---------------------

                           Location                    County
                           --------                    ------
                           Springfield                 Union (NJ)


                  Metropolitan Philadelphia
                  -------------------------

                           Location                    County
                           --------                    ------
                           Trenton                   Mercer (NJ)

     o    Commerce Online
          ---------------

          Commerce continued its leading role in on-line banking by increasing its penetration rate to 36.1%, which is one of the highest in America.

Investor Day

     The Company is pleased to announce that it will host an Investor Day on Tuesday, April 29, 2003. The event will be held at the Waldorf Astoria Hotel located at 301 Park Avenue in New York City.

     The meeting will start at 9:30 a.m. and will conclude with a Noon luncheon including a guest speaker. The Investors Day will provide an opportunity for all investors and analysts to meet with several members of Commerce's senior management team. Presentations will be made by the following executives:

                 Vernon W. Hill, II             Chairman and
                                                Chief Executive Officer

                 Dennis D. DiFlorio             Executive Vice President
                                                Chief Retail Officer

                 Robert D. Falese               Executive Vice President
                                                Chief Lending Officer

                 Peter M. Musumeci              Executive Vice President
                                                Chief Credit Officer

                 George E. Norcross, III        President
                                                Commerce Insurance

                 C. Edward Jordan, Jr.          Executive Vice President
                                                Investor Relations

                 Douglas J. Pauls               Senior Vice President
                                                Chief Financial Officer

                 John Cunningham                Senior Vice President
                                                Director of Marketing

                 Fred Graziano                  Senior Vice President
                                                Market President/Northern/NJ


     Interested qualifying members of the investment community who have not already pre-registered may register by accessing the Investor Relations area of the Company's website: www.commerceonline.com and filling in the information request form therein.

Forward-Looking Statements
--------------------------

     The Company may from time to time make written or oral "forward-looking statements", including statements contained in the Company's filings with the Securities and Exchange Commission, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

     These  forward-looking  statements  include  statements with respect to the
Company's  beliefs,  plans,  objectives,  goals,  expectations,   anticipations,
estimates and intentions, that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond the Company's control). The words "may", "could", "should", "would", "believe", "anticipate", "estimate", "expect", "intend", "plan", and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause the Company's financial performance to differ materially from that expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve System (the "FRB"); inflation; interest rates, market and monetary fluctuations; the timely development of competitive new products and services by the Company and the acceptance of such products and services by customers; the willingness of customers to substitute competitors' products and services for the Company's products and services and vice versa; the impact of changes in financial services' laws and regulations (including laws concerning taxes, banking, securities and insurance); technological changes; future acquisitions; the expense savings and revenue enhancements from acquisitions being less than expected; the growth and profitability of the Company's non-interest or fee income being less than expected; unanticipated regulatory or judicial proceedings; changes in consumer spending and saving habits; and the success of the Company at managing the risks involved in the foregoing.

     The Company cautions that the foregoing list of important factors is not exclusive. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.








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